Encision Reports First Quarter Fiscal Year 2018 Results

BOULDER, Colo., July 27, 2017 /PRNewswire/ -- Encision Inc. (ECIA), a medical device company owning patented surgical technology that prevents dangerous stray electrosurgical burns in minimally invasive surgery, today announced financial results for its fiscal 2018 first quarter that ended June 30, 2017.

The Company posted quarterly net revenue of $2.36 million for a quarterly net income of $181 thousand, or $0.02 per share. These results compare to net revenue of $2.28 million for a quarterly net loss of $99 thousand, or $(0.01) per share, in the year-ago quarter. Gross margin on net revenue was 57% in the fiscal 2018 first quarter and 52% in the fiscal 2017 first quarter. Net revenue for the current quarter included net revenue of $255 thousand from an order for non-AEM product. Gross margin on net revenue was higher in the current quarter as a result of product mix and lower costs in manufacturing operations.

Net cash of $108 thousand was generated by operations in the current quarter compared to net cash of $128 thousand used in operations in last year's quarter.

"We are pleased to have achieved profitability in the current quarter," said Greg Trudel, President and CEO. "We began selling our next-generation AEM® Burn Protection Cable and our next-generation durable monitors at the end of the quarter. Our next-generation durable monitor will make AEM® Safety adoption even more attractive for our customers and drive new levels of performance and growth. In our second quarter, we expect to complete the order for non-AEM product for additional net revenue of approximately $245 thousand. We expect that the second quarter will be profitable."

Encision Inc. designs and markets a portfolio of high performance surgical instrumentation that delivers advances in patient safety with AEM technology, surgical performance, and value to hospitals across a broad range of minimally invasive surgical procedures. Based in Boulder, Colorado, the company pioneered the development and deployment of Active Electrode Monitoring, AEM technology, to eliminate dangerous stray energy burns during minimally invasive procedures.

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company notes that statements in this press release and elsewhere that look forward in time, which include everything other than historical information, involve risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. Factors that could cause the Company's actual results to differ materially include, among others, its ability to develop new or enhanced products and have such products accepted in the market, its ability to increase net sales through the Company's distribution channels, its ability to compete successfully against other manufacturers of surgical instruments, insufficient quantity of new account conversions, insufficient cash to fund operations, delay in developing new products and receiving FDA approval for such new products and other factors discussed in the Company's filings with the Securities and Exchange Commission. Readers are encouraged to review the risk factors and other disclosures appearing in the Company's Annual Report on Form 10-K for the year ended March 31, 2017 and subsequent filings with the Securities and Exchange Commission. We do not undertake any obligation to update publicly any forward-looking statements, whether as a result of the receipt of new information, future events, or otherwise.

CONTACT:	Mala Ray, Encision Inc., 303-444-2600, mray@encision.com

Encision Inc.
Unaudited Condensed Statements of Operations
(in thousands, except per share information)

	Three Months Ended
	June 30, 2017	June 30, 2016
Net revenue	$2,364	$2,277
Cost of revenue	1,020	1,087
Gross profit	1,344	1,190
Operating expenses:
Sales and marketing	601	629
General and administrative	324	344
Research and development	221	302
Total operating expenses	1,146	1,275
Operating income (loss)	198	(85)
Interest and other expense, net	(17)	(14)
Income (loss) before provision for income taxes	181	(99)
Provision for income taxes	––	––
Net income (loss)	$181	$ (99)
Net income (loss) per share—basic and diluted	$ 0.02	$(0.01)
Weighted average number of shares—basic and diluted	10,683	10,673

Encision Inc.
Unaudited Condensed Balance Sheets
(in thousands)

	June 30, 2017	March 31, 2017
ASSETS
Cash and cash equivalents	$ 79	$ 45
Restricted cash	25	50
Accounts receivable, net	984	1,042
Inventories, net	1,200	1,129
Prepaid expenses	122	62
Total current assets	2,410	2,328
Equipment, net	439	468
Patents, net	263	254
Other assets	17	17
Total assets	$ 3,129	$ 3,067
LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$ 394	$ 403
Accrued compensation	212	268
Other accrued liabilities	254	248
Line of credit	207	275
Deferred rent	30	30
Total current liabilities	1,097	1,224
Deferred rent	33	41
Total liabilities	1,130	1,265
Common stock and additional paid-in capital	23,767	23,752
Accumulated (deficit)	(21,768)	(21,950)
Total shareholders' equity	1,999	1,802
Total liabilities and shareholders' equity	$ 3,129	$ 3,067

Encision Inc.
Unaudited Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	June 30, 2017	June 30, 2016
Operating activities:
Net income (loss)	$ 181	$ (99)
Adjustments to reconcile net income (loss) to cash generated by (used in) operating activities:
Depreciation and amortization	52	60
Share-based compensation expense	15	17
Recovery from doubtful accounts, net	(15)	(1)
Provision for (recovery from) inventory obsolescence, net	10	(8)
Changes in operating assets and liabilities:
Accounts receivable	73	(105)
Inventories	(82)	29
Prepaid expenses and other assets	(60)	(77)
Accounts payable	(9)	88
Accrued compensation and other accrued liabilities	(57)	(32)
Net cash generated by (used in) operating activities	108	(128)

Investing activities:
Acquisition of property and equipment	(16)	(25)
Patent costs	(15)	(14)
Net cash used in investing activities	(31)	(39)

Financing activities:
Paydown of credit facility, net change	(68)	(79)
Change in restricted cash	25	--
Net cash used in financing activities	(43)	(79)

Increase (decrease) in cash and cash equivalents	34	(246)
Cash and cash equivalents, beginning of period	45	293
Cash and cash equivalents, end of period	$ 79	$ 47